Exhibit 10.1

CONSENT AND AMENDMENT NO. 7
TO CREDIT AGREEMENT

THIS CONSENT AND AMENDMENT NO. 7 TO CREDIT AGREEMENT (this "Amendment") is entered into as of November 20, 2012 by and among the Lenders identified on the signature pages hereof (such Lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), WELLS FARGO CAPITAL FINANCE, LLC, formerly known as Wells Fargo Foothill, LLC, a Delaware limited liability company, as the arranger and administrative agent for the Lenders (in such capacity, "Agent") and NAVARRE CORPORATION, a Minnesota corporation ("Borrower").

WHEREAS, Borrower, Agent, and Lenders are parties to that certain Credit Agreement dated as of November 12, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement");

WHEREAS, Borrower has established SFC Acquisition Co., Inc., a Minnesota corporation ("Speed Merger Sub") as a direct Subsidiary of Borrower and has caused Speed Merger Sub to become a Loan Party, and Borrower and Speed Merger Sub desire to acquire SpeedFC, Inc., a Delaware corporation ("Speed Target") by causing Speed Target to be merged with and into Speed Merger Sub on the date hereof (with Speed Merger Sub as the surviving corporation of such merger, and with Speed Merger Sub to change its name with the Minnesota Secretary of State to "SpeedFC, Inc." upon the consummation of such merger) (such merger, the "Speed Merger") pursuant to that certain Agreement and Plan of Merger dated as of September 27, 2012 (as amended by that certain Amendment No. 1 to the Agreement and Plan of Merger dated as of October 29, 2012, the "Speed Merger Agreement") by and among Borrower, Speed Merger Sub, Speed Target, the "SFC Equityholders" (as defined therein), and Jeffrey B. Zisk, as Equityholder Representative;

WHEREAS, Borrower has requested that Agent and Lenders consent to the consummation of the Speed Merger pursuant to the terms of the Speed Merger Agreement, and Agent and Lenders have agreed to the foregoing subject to the terms and conditions contained herein; and

WHEREAS, in connection with the foregoing, Borrower, Agent and Lenders have agreed to amend the Credit Agreement in certain respects;

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

1.              Defined Terms.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

2.              Consent.  Subject to the satisfaction of the conditions set forth in Section 6 below and in reliance upon the representations and warranties of Borrower set forth in Section 7 below, Agent and Lenders hereby consent to the consummation of the Speed Merger pursuant to the terms of the Speed Merger Agreement.  This is a limited consent and shall not be deemed to constitute a consent or waiver of any other term, provision or condition of the Credit Agreement or any other Loan Document, as applicable, or to prejudice any right or remedy that Agent or any Lender may now have or may have in the future under or in connection with the Credit Agreement or any other Loan Document.

3.             Amendments to Credit Agreement:  Subject to the satisfaction of the conditions set forth in Section 6 below and in reliance upon the representations and warranties of Borrower set forth in Section 7 below, the Credit Agreement is hereby amended in the following respects:

(a)            A new clause (g) is added to Section 2.6 of the Credit Agreement as follows:

(g)            FILO Amount.  For purposes of calculating interest and determining the Base Rate Margin or the LIBOR Rate Margin applicable to any Advance, Advances will be deemed predicated first, on the FILO Amount of the Borrowing Base, and second, on the other components of the Borrowing Base.

(b)            Section 2.14 of the Credit Agreement is amended and restated in its entirety as follows:

2.14          [Reserved.]

(c)            Section 3.3 of the Credit Agreement is amended by deleting the date "December 29, 2016" set forth therein and inserting the date "November 20, 2017" in lieu thereof.

(d)           Sections 4.1(b), 4.6(d), 4.7(b), 4.13, and 4.19 of the Credit Agreement are amended by replacing each reference to "the Fifth Amendment Closing Date" set forth therein with a  reference to "the Seventh Amendment Closing Date".

(e)            A new Section 4.32 is added to Article IV of the Credit Agreement as follows:

4.32.         Speed Merger Documents.

(a)           Borrower has delivered to Agent a complete and correct copy of the Speed Merger Documents, including all schedules and exhibits thereto.  The execution, delivery and performance of each of the Speed Merger Documents has been duly authorized by all necessary action on the part of Borrower, Speed Merger Sub and Speed Target.  Each Speed Merger Document is the legal, valid and binding obligation of Borrower, Speed Merger Sub and Speed Target, enforceable against Borrower, Speed Merger Sub and Speed Target, in accordance with its terms, in each case, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors' rights and (ii) the availability of the remedy of specific performance or injunctive or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.  None of Borrower, Speed Merger Sub nor Speed Target is in default in the performance or compliance with any provisions thereof.  All representations and warranties made by Borrower or Speed Merger Sub in the Speed Acquisition Documents and in the certificates delivered in connection therewith are true and correct in all material respects.  To Borrower's knowledge, none of the representations or warranties of Speed Target or any of the SFC Equityholders in the Speed Merger Documents contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading, in any case that could reasonably be expected to result in a Material Adverse Change.

(b)            As of the Seventh Amendment Closing Date, the Speed Acquisition has been consummated in all material respects, in accordance with all applicable laws.  As of the Seventh Amendment Closing Date, all requisite approvals by Governmental Authorities having jurisdiction over Borrower, Speed Merger Sub and, to Borrower's knowledge, Speed Target, with respect to the Speed Merger, have been obtained (including filings or approvals required under the Hart-Scott-Rodino Antitrust Improvements Act), except for any approval the failure to obtain could not reasonably be expected to be material to the interests of the Agent or the Lenders.  As of the Seventh Amendment Closing Date, after giving effect to the transactions contemplated by the Speed Merger Documents, Speed Merger Sub (as the survivor of the merger of Speed Target with and into Speed Merger Sub) will have good title to the assets owned by the Speed Target immediately prior to the Speed Merger, free and clear of all Liens other than Permitted Liens.

(f)             Clause (ii) of Section 6.7(a) of the Credit Agreement is amended and restated in its entirety as follows:

(ii)            make any payment on account of Indebtedness that has been contractually subordinated in right of payment (including, without limitation, Indebtedness under the Speed Earn-Out and Indebtedness under the Punch Seller Note and the Punch Earn-Out) if such payment is not permitted at such time under the subordination terms and conditions, or

(g)             Section 6.13 of the Credit Agreement is amended and restated in its entirety as follows:

6.13           Use of Proceeds.

Use the proceeds of the Advances for any purpose other than (a) on the Seventh Amendment Closing Date, (i) to finance the Speed Merger in an amount not to exceed $25,000,000 and (ii) to pay transactional fees, costs, and expenses incurred in connection with the Seventh Amendment, the Speed Merger and the transactions contemplated hereby and thereby, and (b) otherwise, consistent with the terms and conditions hereof, for its lawful and permitted purposes.

(h)           Section 6.14 of the Credit Agreement is amended and restated in its entirety as follows:

6.14          SpeedFC Mexico Holding Company.

Permit SpeedFC Mexican Holdco, Inc., a Delaware corporation ("Mexican Holdco") to at any time own any assets other than the Stock of SpeedFC S de RL de CV (a company formed under the laws of Mexico), to engage in any operations other than ownership of such Stock, or to incur any liabilities other than liabilities incidental to the ownership of such Stock.  Borrower and its Subsidiaries shall not make any Investments in Mexican Holdco or to guaranty any Indebtedness of Mexican Holdco.  For the avoidance of doubt, Mexican Holdco is not a Loan Party.

(i)             Section 7(a) of the Credit Agreement is amended and restated in its entirety as follows:

(a)            Fixed Charge Coverage Ratio.  Have a Fixed Charge Coverage Ratio, measured on a month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Ratio	Applicable Period
1.75:1.0	For the 12 month period ending November 30, 2012 and for the 12 month period ending on the last day of each month thereafter

(j)             Section 7(b) of the Credit Agreement is amended and restated in its entirety as follows:

(b)           Minimum EBITDA.  Achieve EBITDA, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$8,000,000	For the 4 quarter period ending December 31, 2012
$8,500,000	For the 4 quarter period ending March 31, 2013
$8,500,000	For the 4 quarter period ending June 30, 2013
$10,000,000	For the 4 quarter period ending September 30, 2013
$13,000,000	For the 4 quarter period ending December 31, 2013 and for the 4 quarter period ending on the last day of each quarter thereafter

(k)            Article VIII of the Credit Agreement is amended by (i) deleting the "or" from the end of Section 8.11, (ii) deleting the "." at the end of Section 8.12 and replacing it with "; or", and (iii) inserting a new Section 8.13 as follows:

8.13.         Any subordination provision in any document or instrument governing any Indebtedness or Liens that are subordinated to the Obligations or the Agent's Liens (including, without limitation, the Speed Earn-Out, the Punch Seller Note and the Punch Earn-Out) or any subordination provision in any subordination agreement that relates thereto (including, without limitation, any subordination provision in the Speed Earn-Out Subordination Agreement or the Punch Seller Subordination Agreement), shall cease to be in full force and effect, or any Person (including the holder of any applicable Indebtedness or Liens that is subordinated to the Obligations or the Agent's Liens) shall contest in any manner the validity, binding nature or enforceability of such provision.

(l)             Schedule 1.1 of the Credit Agreement is amended by adding the following new defined terms thereto in their appropriate alphabetical order as follows:

"FILO Amount" shall have the meaning specified thereof in the definition of Borrowing Base set forth in this Schedule 1.1 to the Agreement.

"Seventh Amendment" means that certain Consent and Seventh Amendment to Credit Agreement dated as of the Seventh Amendment Closing Date among Borrower, Agent and the Lenders party thereto.

"Seventh Amendment Closing Date" means November 20, 2012.

"SFC Equityholder Representative" means Jeffrey B. Zisk, as Equityholder Representative for the SFC Equityholders pursuant to the Speed Merger Agreement.

"SFC Equityholders" has the meaning ascribed thereto in the Speed Merger Agreement.

"Specified FILO Percentage" means 5.0%, provided that such percentage shall decrease by (a) 100 basis points on June 30, 2013 to 4.0%, (b) 100 basis points on December 31, 2013 to 3.0%, (c) 100 basis points on June 30, 2014 to 2.0%, (d) 100 basis points on December 31, 2014 to 1.0%, and (e) 100 basis points on June 30, 2015 to 0.0%.  At all times on and after June 30, 2015 the Specified FILO Percentage shall be zero.

"Speed Earn-Out" means the contingent earn-out payments (including cash interest payments) of up to $5,000,000 (plus interest accruing thereon pursuant to Section 2.07 of the Speed Merger Agreement) owed by Borrower and Speed Merger Sub to SFC Equityholders pursuant to Section 2.07 of the Speed Merger Agreement.

"Speed Earn-Out Subordination Agreement" means that certain Subordination and Intercreditor Agreement dated as of the Seventh Amendment Closing Date by and among SFC Equityholder Representative, Borrower, Speed Merger Sub and Agent.

"Speed Merger" means the merger of Speed Target with and into Speed Merger Sub (with Speed Merger Sub as the surviving corporation of such merger and to change its name to SpeedFC, Inc. upon the consummation of such merger) on the Seventh Amendment Closing Date pursuant to the Speed Merger Agreement and the other Speed Merger Documents.

"Speed Merger Agreement" means that certain Agreement and Plan of Merger, dated as of September 27, 2012, as amended by that certain Amendment No. 1 to Agreement and Plan of Merger dated as of October 29, 2012, in each case by and among Borrower, Speed Merger Sub, Speed Target, the SFC Equityholders and SFC Equityholder Representative.

"Speed Merger Documents" means the Speed Merger Agreement and all other documents related thereto and executed in connection therewith.

"Speed Merger Sub" means SpeedFC, Inc., f/k/a SFC Acquisition Co., Inc., a Minnesota corporation.

"Speed Target" means SpeedFC, Inc., a Delaware corporation.

(m)           Schedule 1.1 of the Credit Agreement is amended by amending and restating the defined term "Base Rate Margin" set forth therein in its entirety as follows:

"Base Rate Margin" means, as of any date of determination (with respect to any portion of the outstanding Advances on such date that is a Base Rate Loan), the applicable margin set forth in the following table that corresponds to average daily Excess Availability for the most recently ended calendar month (the "Monthly Average Excess Availability Amount"); provided, however, that for the period from the Seventh Amendment Closing Date through June 30, 2013, the Base Rate Margin shall be at the margin in the row styled "Level II":

Level	Monthly Average Excess Availability Amount	Base Rate Margin
I	Greater than or equal to $15,000,000	1.50 percentage points
II	Less than $15,000,000	1.75 percentage points

The Base Rate Margin shall be based upon the most recent Monthly Average Excess Availability Amount, which will be calculated as of the end of each calendar month.  If Borrower fails to provide the information necessary to calculate the Monthly Average Excess Availability Amount, the Base Rate Margin shall be set at the margin in the row styled "Level II" until the date on which such information is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such information, the Base Rate Margin shall be set at the margin based upon the calculations disclosed by such information.

Notwithstanding the foregoing, the Base Rate Margin for Advances predicated on the FILO Amount of the Borrowing Base shall be 3.50 percentage points, regardless of the Monthly Average Excess Availability Amount.

(n)           Schedule 1.1 of the Credit Agreement is amended by amending and restating the defined term "Borrowing Base" set forth therein in its entirety as follows:

"Borrowing Base" means, as of any date of determination, the Dollar Equivalent of the result of:

 (a)           85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, plus

(b)            the lowest of

(i)             $20,000,000,

(ii)            the sum of (A) 50% of the value of Eligible Inventory and (B) the lesser of 50% of the Additional Last Day Sales Cost of Goods Sold and $1,000,000,

(iii)           85% times the most recently determined Net Liquidation Percentage times the book value of Loan Parties' Inventory, and

(iv)           60% of the amount of credit availability created by clause (a) above, plus

(c) the lesser of:

(i)             $4,000,000, and

(ii)            the sum of (A) the Specified FILO Percentage times the amount of (x) Eligible Accounts less the (y) amount, if any, of the Dilution Reserve, plus (B) the Specified FILO Percentage times the amount of Eligible Inventory (based on the Net Liquidation Percentage times the book value of Loan Parties' Inventory) (the lower of clauses (c)(i) and (c)(ii), the "FILO Amount"), minus

(d)            the sum of (i) the Aggregate Bank Product Reserve, (ii) the Availability Block, and (iii) the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement.

Notwithstanding the foregoing, (i) at no time shall the amount of the Borrowing Base attributable to the Eligible Accounts arising from the Publishing Business exceed 25% of the aggregate Borrowing Base attributable to Eligible Accounts, and (ii) at no time shall the Availability attributable to Eligible Last Day Sales Accounts that have been billed to the applicable Account Debtor but with respect to which title to the goods have not yet passed to the applicable Account Debtor exceed the Last Day Sales Sublimit.

(o)            Schedule 1.1 of the Credit Agreement is amended by amending and restating the defined term "Change of Control" set forth therein in its entirety as follows:

"Change of Control" means that (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 20% (or, with respect to Jeffrey B. Zisk or a "group" including Jeffrey B. Zisk or his family members or their trusts, 25%), or more, of the Stock of Borrower having the right to vote for the election of members of the Board of Directors, (b) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (c) Borrower fails to own and control, directly or indirectly, 100% of the Stock of each other Loan Party.

(p)            Schedule 1.1 of the Credit Agreement is amended by amending the and restating the defined term "EBITDA" set forth therein in its entirety as follows:

"EBITDA" means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period, determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), (v) any gains resulting from fluctuations in currency exchange rates, and (vi) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) non-cash loss from extraordinary items for such period, (iv) depreciation and amortization for such period (other than amortization with respect to Vendor Advances and Production Costs), (v) amortized debt discount for such period, (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock, (vii) any losses resulting from fluctuations in currency exchange rates, and (viii) out-of-pocket cash transaction expenses incurred in connection with the Speed Merger and the Seventh Amendment and the transactions consummated in connection therewith to the extent reflected on a sources and uses reasonably acceptable to Agent delivered by Borrower to Agent on or about the Seventh Amendment Closing Date, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person, (8) in the case of a successor  to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets, and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.  Notwithstanding anything to the contrary contained herein, for each of the calendar months set forth below, EBITDA shall be deemed to be the amount set forth below opposite such month:

Calendar Month	EBITDA
January, 2012	($192,000)
February, 2012	$624,000
March, 2012	$1,209,086
April, 2012	$107,964
May, 2012	$165,552
June, 2012	$271,168
July, 2012	($79,053)
August, 2012	$767,000
September, 2012	$1,545,000

(q)            Schedule 1.1 of the Credit Agreement is amended by amending and restating clause (a) of the defined term "Eligible Accounts" set forth therein in its entirety as follows:

(a)            Accounts that the Account Debtor (other than the Specified Account Debtor) has failed to pay within 90 days of original invoice date or Accounts of an Account Debtor (other than the Specified Account Debtor) with selling terms of more than 61 days (or, in the case of Best Buy and its Affiliates, Target and its Affiliates and Bed, Bath & Beyond and its Affiliates, accounts with selling terms of more than 90 days); or Accounts that the Specified Account Debtor has failed to pay within 30 days of due date or Accounts of the Specified Account Debtor with selling terms of more than 60 days after the month end in which such Account arose (provided, that the aggregate portion of the Accounts of the Specified Account Debtor in excess of $2,000,000 shall not be Eligible Accounts),

(r)             Schedule 1.1 of the Credit Agreement is amended by amending and restating clause (i) of the defined term "Eligible Accounts" set forth therein in its entirety as follows:

(i)             Accounts owing by an Account Debtor and its Affiliates (other than Best Buy and its Affiliates, Walmart/Sam's Club and its Affiliates, Costco and its Affiliates, Fry's Electronics and its Affiliates, Staples and its Affiliates, Anderson Merchandisers and its Affiliates. Target and its Affiliates, Apple and its Affiliates and Amazon and its Affiliates) whose total obligations owing to Borrower exceed 10% (such percentage, as applied to a particular Account Debtor and its Affiliates, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor and its Affiliates deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor and its Affiliates in excess of such percentage; Accounts owing by Best Buy and its Affiliates if the total obligations owing to Borrower by Best Buy and its Affiliates exceed 35% (such percentage, as applied to Best Buy and its Affiliates, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of Best Buy and its Affiliates deteriorates) of all Eligible Accounts, to the extent of the obligations owing by Best Buy and its Affiliates in excess of such percentage; Accounts owing by Wal-Mart/Sam's Club and its Affiliates if the total obligations owing to Borrower by Wal-Mart/Sam's Club and its Affiliates exceed 20% (such percentage, as applied to Wal-Mart/Sam's Club and its Affiliates, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of Wal-Mart/Sam's Club and its Affiliates deteriorates) of all Eligible Accounts, to the extent of the obligations owing by Wal-Mart/Sam's Club and its Affiliates in excess of such percentage; Accounts owing by Costco and its Affiliates if the total obligations owing to Borrower by Costco and its Affiliates exceed 15% (such percentage, as applied to Costco and its Affiliates, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of Costco and its Affiliates deteriorates) of all Eligible Accounts, to the extent of the obligations owing by Costco and its Affiliates in excess of such percentage; Accounts owing by Fry's Electronics and its Affiliates if the total obligations owing to Borrower by Fry's Electronics and its Affiliates exceed 15% (such percentage, as applied to Fry's Electronics and its Affiliates, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of Fry's Electronics and its Affiliates deteriorates) of all Eligible Accounts, to the extent of the obligations owing by Fry's Electronics and its Affiliates in excess of such percentage; Accounts owing by Staples and its Affiliates if the total obligations owing to Borrower by Staples and its Affiliates exceed 20% (such percentage, as applied to Staples and its Affiliates, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of Staples and its Affiliates deteriorates) of all Eligible Accounts, to the extent of the obligations owing by Staples and its Affiliates in excess of such percentage; Accounts owing by Anderson Merchandisers and its Affiliates if the total obligations owing to Borrower by Anderson Merchandisers and its Affiliates exceed 15% (such percentage, as applied to Anderson Merchandisers and its Affiliates, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of Anderson Merchandisers and its Affiliates deteriorates) of all Eligible Accounts, to the extent of the obligations owing by Anderson Merchandisers and its Affiliates in excess of such percentage; Accounts owing by Target and its Affiliates if the total obligations owing to Borrower by Target and its Affiliates exceed 20% (such percentage, as applied to Target and its Affiliates, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of Target and its Affiliates deteriorates) of all Eligible Accounts, to the extent of the obligations owing by Target and its Affiliates in excess of such percentage; Accounts owing by Apple and its Affiliates if the total obligations owing to Borrower by Apple and its Affiliates exceed 20% (such percentage, as applied to Apple and its Affiliates, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of Apple and its Affiliates deteriorates) of all Eligible Accounts, to the extent of the obligations owing by Apple and its Affiliates in excess of such percentage; and Accounts owing by Amazon and its Affiliates if the total obligations owing to Borrower by Amazon and its Affiliates exceed 20% (such percentage, as applied to Amazon and its Affiliates, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of Amazon and its Affiliates deteriorates) of all Eligible Accounts, to the extent of the obligations owing by Amazon and its Affiliates in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentages shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limits,

(s)            Schedule 1.1 of the Credit Agreement is amended by amending and restating clause (i) of the defined term "Eligible Inventory" set forth therein in its entirety as follows:

(i)             it is Inventory of BCI or Speed Merger Sub,

(t)             Schedule 1.1 of the Credit Agreement is amended by amending and restating the defined term "Fee Letter" set forth therein in its entirety as follows:

"Fee Letter" means that certain Second Amended and Restated Fee Letter between Borrower and Agent dated as of the Seventh Amendment Closing Date.

(u)           Schedule 1.1 of the Credit Agreement is amended by amending and restating the defined term "LIBOR Rate Margin" set forth therein in its entirety as follows:

"LIBOR Rate Margin" means, as of any date of determination (with respect to any portion of the outstanding Advances on such date that is a LIBOR Rate Loan), the applicable margin set forth in the following table that corresponds to average daily Excess Availability for the most recently ended calendar month (the "Monthly Average Excess Availability Amount"); provided, however, that for the period from the Seventh Amendment Closing Date through June 30, 2013, the LIBOR Rate Margin shall be at the margin in the row styled "Level II":

Level	Monthly Average Excess Availability Amount	LIBOR Rate Margin
I	Greater than or equal to $15,000,000	2.50 percentage points
II	Less than $15,000,000	2.75 percentage points

The LIBOR Rate Margin shall be based upon the most recent Monthly Average Excess Availability Amount, which will be calculated as of the end of each calendar month.  If Borrower fails to provide the information necessary to calculate the Monthly Average Excess Availability Amount, the LIBOR Rate Margin shall be set at the margin in the row styled "Level II" until the date on which such information is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such information, the LIBOR Rate Margin shall be set at the margin based upon the calculations disclosed by such information.

Notwithstanding the foregoing, the LIBOR Rate Margin for Advances predicated on the FILO Amount of the Borrowing Base shall be 4.50 percentage points, regardless of the Monthly Average Excess Availability Amount.

(v)           Schedule 1.1 of the Credit Agreement is amended by amending and restating the defined term "Loan Documents" set forth therein in its entirety as follows:

"Loan Documents" means the Agreement, the Bank Product Agreements, any Borrowing Base Certificate, the Collateral Access Agreements, the Controlled Account Agreements, the Control Agreements, the Copyright Security Agreement, the Fee Letter, the Guaranty, the Intercompany Subordination Agreement, the Letters of Credit, the Patent Security Agreement, the Security Agreement, the Trademark Security Agreement, the Punch Seller Subordination Agreement, the Speed Earn-Out Subordination Agreement, any note or notes executed by Borrower in connection with the Agreement and payable to any member of the Lender Group, any letter of credit application entered into by Borrower in connection with the Agreement, and any other agreement entered into, now or in the future, by Borrower or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.

(w)           Schedule 1.1 of the Credit Agreement is amended by amending and restating the defined term "Maximum Revolver Amount" set forth therein in its entirety as follows:

"Maximum Revolver Amount" means $50,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) of the Agreement.

(x)            Schedule 1.1 of the Credit Agreement is amended by amending the defined term "Permitted Indebtedness" set forth therein by (i) deleting the word "and" following clause (m) of such definition, (ii) deleting the period at the end of clause (n) of such definition, and (iii) adding the following new clause (o) to such definition:

(o)           Indebtedness of Borrower and Speed Merger Sub under the Speed Earn-Out (as in effect on the Seventh Amendment Closing Date), so long as all of such Indebtedness is subject to the Speed Earn-Out Subordination Agreement; and

(p)           The following Schedules to the Credit Agreement are amended and restated in their entirety as set forth on Exhibit A to this Amendment immediately after giving effect to the consummation of the Speed Merger:  Schedule A-2 (Authorized Persons), Schedule 4.1(b) (Capitalization of Borrower), Schedule 4.1(c) (Capitalization of Borrower's Subsidiaries), Schedule 4.6(a) (States of Organization), Schedule 4.6(b) (Chief Executive Offices), Schedule 4.6(c) (Organizational Identification Numbers), Schedule 4.6(d) (Commercial Tort Claims), Schedule 4.7(b) (Litigation), Schedule 4.12 (Environmental Matters), Schedule 4.13 (Intellectual Property), Schedule 4.15 (Deposit Accounts and Securities Accounts, and Schedule 4.17 (Material Contracts), Schedule 4.19 (Closing Date Indebtedness), Schedule 4.30 (Location of Inventory and Equipment), and Schedule 6.6 (Nature of Business).

(y)           Schedule 5.2 of the Credit Agreement is hereby amended by replacing the reference to "Weekly (not later than Tuesday of each week) at such times that a Dominion Period is in effect, and monthly (not later than the 10th day of each month) at such times that a Dominion Period is not in effect" on the left side of the first row thereof with a reference to "Weekly (not later than Tuesday of each week)".

(z)            Exhibit C-1 of the Credit Agreement is amended and restated in its entirety as set forth on Exhibit C-1 attached hereto.

4.             Continuing Effect.  Except as expressly set forth in Section 2 and Section 3 of this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby.

5.             Reaffirmation and Confirmation.  Borrower hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents represent the valid, enforceable and collectible obligations of Borrower, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document.  Borrower hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations.  The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by Borrower in all respects.

6.             Conditions to Effectiveness.  This Amendment shall become effective upon the satisfaction of each of the following conditions precedent, each in form and substance acceptable to Agent:

(a)           Agent shall have received a fully executed copy of this Amendment (along with the Consent and Reaffirmation attached hereto) and each of the additional documents, instruments and agreements listed on the Closing Checklist attached hereto as Exhibit B, each in form and substance acceptable to Agent, together with such other documents, agreements and instruments as Agent may require or reasonably request;

(b)           The sum of Excess Availability plus Qualified Cash shall exceed $15,000,000 after giving effect to the extensions of credit on the date hereof and the payment of all fees and expenses required to be paid by Borrower on the Seventh Amendment Closing Date under this Amendment or the other Loan Documents;

(c)            Agent shall have received the fees due and payable on the date hereof pursuant to the Fee Letter;

(d)            Agent shall have received file-stamped copies of merger certificates evidencing the Speed Merger from the Secretary of State of Minnesota and the Secretary of State of Delaware;

(e)            Agent shall have received (i) completed a field exam with respect to the Speed Target the results of which shall be reasonably satisfactory to Agent, and (ii) a third party review of the business plan of Borrower and its Subsidiaries (including the Speed Target) and Borrower's management's identified cost savings opportunities, the results of which shall be reasonably satisfactory to Agent; and

(f)            No Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment.

7.             Representations and Warranties.  In order to induce Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Agent and Lenders that, after giving effect to this Amendment:

(a)            All representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct on and as of the date of this Amendment, in each case as if then made, other than representations and warranties that expressly relate solely to an earlier date (in which case such representations and warranties were true and correct on and as of such earlier date);

(b)            No Default or Event of Default has occurred and is continuing;

(c)            Borrower has delivered true, complete and correct copies of each Material Contract in existence as of the date hereof to Agent; and

(d)            This Amendment and the Credit Agreement, as modified hereby, constitute legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms.

8.             Miscellaneous.

(a)            Expenses.  Borrower agrees to pay on demand all Lender Group Expenses of Agent (including, without limitation, the fees and expenses of outside counsel for Agent) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith.  All obligations provided herein shall survive any termination of this Amendment and the Credit Agreement as modified hereby.

(b)           Governing Law.  This Amendment shall be a contract made under and governed by the internal laws of the State of Illinois.

(c)           Counterparts.  This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.  Delivery of an executed counterpart of this Amendment by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart of this Amendment.

9.            Release.

(a)           In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower and each Guarantor (by its execution and delivery of the attached Consent and Reaffirmation), on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent, each Lender and all such other Persons being hereinafter referred to collectively as the "Releasees" and individually as a "Releasee"), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a "Claim" and collectively, "Claims") of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower, any Guarantor or any of their respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto which arises at any time on or prior to the day and date of this Amendment.

(b)           Each of Borrower and each Guarantor understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(c)           Each of Borrower and each Guarantor agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

10.            Post-Closing Covenant.  Borrower agrees that it shall use commercially reasonable efforts to deliver to Agent within thirty (30) days following the date hereof Collateral Access Agreements with respect to the leased locations of SpeedFC, Inc. located at Building #1, 107 Heritage Drive, Pataskala, Ohio and Northgate Distribution Center #18, 10300 Sanden Drive, Dallas, Texas.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

NAVARRE CORPORATION,
a Minnesota corporation

By:
Name:
Title:

Signature Page to Consent and Amendment No. 7 to Credit Agreement

WELLS FARGO CAPITAL FINANCE, LLC,
formerly known as Wells Fargo Foothill, LLC,
a Delaware limited liability company, as Agent and as a Lender

By:
Name:
Title:

Signature Page to Consent and Amendment No. 7 to Credit Agreement